UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 19, 2013

CARBO Ceramics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15903	72-1100013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 300 Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

(281) 921-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director

The following information is being reported pursuant to Section 5.02(d) of Form 8-K.

On November 19, 2013, the CARBO Ceramics Inc. (“CARBO”) Board of Directors (“Board”) elected Chad C. Deaton as an additional member of the Board. The election is effective as of November 20, 2013. Mr. Deaton has also been appointed to the Compensation, Audit and Nominating and Corporate Governance Committees of the Board.

Mr. Deaton served as Executive Chairman of the Board of Baker Hughes Incorporated (a Houston-based oilfield services company) from January 2012 until his retirement in April 2013. Prior to that time, he served as Chairman, President and Chief Executive Officer of Baker Hughes from October 2004 until January 2012.

As a non-employee director, Mr. Deaton is entitled to receive the same regular cash and equity compensation paid by CARBO to each of its non-employee directors as described in “Director Compensation” of CARBO’s Definitive Proxy Statement for its 2013 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 4, 2013, which description is incorporated herein by reference.

There are no arrangements or understandings between Mr. Deaton and any other person pursuant to which Mr. Deaton was selected as a director, and there are no transactions between Mr. Deaton and CARBO that would require disclosure under Item 404(a) of Regulation S-K.

(e) Compensatory Arrangements of Certain Officers

The following information is being reported pursuant to Section 5.02(e) of Form 8-K:

On November 19, 2013, the Board agreed to increase the annual base salary of Gary A. Kolstad, CARBO’s President and Chief Executive Officer, from $700,000 to $800,000 effective on January 1, 2014, pursuant to the terms of Mr. Kolstad’s Second Amended and Restated Employment Agreement, dated effective as of January 1, 2012, under which the Board may review and increase Mr. Kolstad’s annual base salary in its discretion and based on such factors as it deems appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO CERAMICS INC.

Date: November 20, 2013	By:	/s/ Ernesto Bautista III
Ernesto Bautista III Vice President and Chief Financial Officer